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                                                            EXHIBIT NUMBER 3.2.1

                             THE MAXIM GROUP, INC.

                                AMENDMENT NO. 1
                                       TO
                                    BY-LAWS

                           EFFECTIVE AUGUST 29, 1996


         1. Section 3.02 of the By-Laws shall be amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

                 "Section 3.02. Special Meeting. A special meeting of the shareholders of the Company may be called only by the Chairman of the Board, the Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Company would have if there were no vacancies, upon not less than ten nor more than sixty days' written notice. Any special meeting of the shareholders shall be held on such date, at such time and at such place within or without the State of Delaware as the Board of Directors or the officer calling the meeting may designate. At a special meeting of the shareholders, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting."

         2. Section 3.12 of the By-Laws shall be amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

                 "Section 3.12. Action by Shareholder Consent Prohibited. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken by the shareholders of the Company must be effected at a duly called annual or special meeting of shareholders of the Company and may not be effected by any consent in writing by such shareholders. Except as otherwise required by the Certificate of Incorporation or by law, special meetings of shareholders of the Company may be called only as provided in Section
          3.02 of these By-Laws."

         3. The By-Laws shall be amended by adding thereto the following new Section 3.14:

                 "Section 3.14. Nominations and Notification of Nominations for Directors. Nominations for election to the Board may be made by the Board, any nominating committee thereof or by any holder of any outstanding class of capital stock of the Company entitled to vote for the election of directors. Any shareholder entitled to vote for the election of directors may nominate a person or persons for election as a director only if written notice of such shareholder's intention to make any such nomination is given either by personal delivery or mailed by the United States Mail, postage prepaid, certified and return receipt requested, to the Secretary of the Company not later than the later of (i) the close of business on the seventh (7th) calendar day following the date on which notice of the meting of shareholders for the election of directors is first given to shareholders (any such notice of meeting of shareholders shall not be given earlier than the record date for the meeting of shareholders) and (ii) a date ninety (90) days prior to the date of the meeting of shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each



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          nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.

                 The notification shall be signed by the nominating shareholder and shall include or be accompanied by a signed written consent to be named as a nominee for election as a director from each proposed nominee. Purported nominations not made in compliance with these procedures may be disregarded by the chairman of the meeting, and upon his instructions, the inspectors of election shall disregard all votes cast for each such nominee. The Board may also refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures."

         4. Section 4.02 of the By-Laws shall be amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

                 (a) Number, Election and Terms. The business and affairs of the Company shall be managed by or under the direction of a board of directors which, except as otherwise fixed by or pursuant to the provisions of the Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, shall consist of not less than three (3) nor more than fifteen (15) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the entire board of directors. At the annual meeting of shareholders of the Company held in 1996, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class of directors to expire at the annual meeting of shareholders of the Company to be held in 1997, the term of office of the second class of directors to expire at the annual meeting of shareholders of the Company to be held in 1998, and the term of office of the third class of directors to expire at the annual meeting of shareholders of the Company to be held in 1999. At each annual meeting of the shareholders of the Company following such initial classification and election, and except as otherwise so fixed by or pursuant to the provisions of the Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors elected to succeed those directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders of the Company after their election.

                 (b) Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies occurring in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum of the board of directors, or by the sole remaining director. A director so chosen shall hold office until the annual meeting of shareholders of the Company at which the term of the class of directors for which he has been chosen expires. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.



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                  (c) Continuances in Office. Notwithstanding the foregoing
         provisions of this Section 4.02, any director whose term of office has expired shall continue to hold office until his successor shall be elected and qualify.

                  (d) Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director.

         5. Article VIII of the By-laws shall be amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

                                 ARTICLE VIII.
                              AMENDMENT TO BY-LAWS

                 8.01 Amendment of By-Laws by Board of Directors. Except as otherwise provided in the Certificate of Incorporation, by applicable law or by the provisions of this Article VIII, the board of directors may amend or repeal any provision of the By-Laws of the Company or adopt any new By-Law, unless the shareholders have adopted, amended or repealed a particular By-Law provision and, in doing so, have expressly reserved to the shareholders the right of amendment or repeal therefor. The board of directors may adopt, amend, alter or repeal the By-Laws of the Company only by the vote of a majority of the entire Board.

                 8.02 Supermajority Required for Amendment by Shareholders.
          The shareholders of the Company have the right, in accordance with the voting requirements set forth in this Section 8.02, to amend or repeal any provision of these By-Laws, or to adopt new By-Law provisions, even though such provisions may also be adopted, amended or repealed by the Board. Except as may otherwise specifically be required by law, the affirmative vote of the holders of not less than seventy-five percent (75%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors shall be required for the shareholders to adopt, amend, alter or repeal any provision of the By-Laws of the Company.



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